Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. Box 188
Tontitown, AR  72770
Robert W. Weaver
(501) 361-9111

                      P.A.M. TRANSPORTATION SERVICES, INC.
                    ANNOUNCES RESULTS FOR THE THIRD QUARTER
                            ENDED SEPTEMBER 30, 2001

Tontitown, Arkansas, October 17, 2001 P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $2,001,586 or diluted and basic earnings per share of $.23 for the quarter ended September 30, 2001, and $7,525,621 or diluted and basic earnings per share of $.88 for the nine month period then ended. These results compare to net income of $1,343,638 or diluted and basic earnings per share of $.16, and $6,291,710 or diluted and basic earnings per share of $.74, respectively, for the three and the nine months ended September 30, 2000.

Operating revenues of $53,662,065 were reported for the third quarter of 2001, a 13.9% increase compared to $47,100,319 for the third quarter of 2000. Operating revenues for the nine months ended September 30, 2001, were $169,529,997, a 9.9% increase compared to $154,281,518 for the nine months ended September 30, 2000.

Operating income for the quarter ended September 30, 2001 was $4,469,914 compared to operating income of $3,351,214 for the prior years third quarter. For the nine months ended September 30, 2001, operating income of $15,975,856, compared to operating income of $14,314,365 for the same period in 2000.

The Company's operating ratios for the three and nine month periods ended September 30, 2001 were 91.7% and 90.6%, respectively, as compared to 92.9% and 90.7% for the three and nine month periods ended September 30, 2000.

Robert W. Weaver, President of the Company, commented, "I am extremely pleased with our quarterly report. An increase of 43.8% in our earnings per share from a 13.9% increase in revenue for the third quarter of 2001, as compared to the third quarter of 2000, is a tribute to the abilities and dedication of our hard working employees in this time of adversity."

P.A.M. Transportation Services, Inc., is an irregular route, common and contract motor carrier authorized to transport general commodities throughout the continental United States and the Canadian provinces of Ontario and Quebec, pursuant to operating authorities granted by the former Interstate Commerce Commission, various state and regulatory agencies and Canadian regulatory agencies.

Certain information included in this document contains "forward-looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to expected future financial and operating results, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition and other uncertainties detailed in this report and detailed from time to time in other filings by the Company with the Securities and Exchange Commission.